UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

HIBERNIA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2005

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Hibernia Corporation at 9:00 a.m., local time, on Wednesday, April 20, 2005. A notice that describes the items on which you may vote and a proxy statement are enclosed.

The meeting will be held at the Pan American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana. Free parking, on a limited basis, will be available in the parking ramp at 601 Poydras Street (entrance on Camp Street), New Orleans. If you park in this location, please bring your parking ticket stub to the meeting so that it can be validated for you.

At the meeting you will be asked to:

•	Elect four directors, each for a three-year term and

•	Ratify the appointment of Ernst & Young LLP as independent auditors for the Company for 2005.

Your Board of Directors recommends that you vote “FOR” each proposal.

As you may have heard by now, we have entered into a merger agreement with Capital One Financial Corporation. Under that agreement and subject to its terms and conditions, Hibernia will merge into Capital One. We have filed information on the proposed merger with the Securities and Exchange Commission and plan to send you a separate proxy statement, and hold a separate shareholder meeting, to solicit your approval of the merger. Pending completion of that merger, we are proceeding with the election of directors in the ordinary course. If the merger is completed, the terms of Hibernia’s directors will end at that time.

Regardless of the number of shares you own, it is very important that you vote them at the meeting. You may vote either in person or by proxy. You may vote by proxy by sending your vote over the Internet, calling in your vote or signing and mailing the enclosed proxy card. Even if you plan to attend the meeting, please take a moment now to vote by proxy so that you can be sure your vote will be counted.

Thank you for your cooperation and continued support.

Sincerely,

J. Herbert Boydstun

President and Chief Executive Officer

HIBERNIA CORPORATION

P. O. Box 61540

New Orleans, Louisiana 70161

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 20, 2005

TO HIBERNIA CORPORATION SHAREHOLDERS:

The annual meeting of shareholders of Hibernia Corporation will be held at the Pan American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:00 a.m., local time, on Wednesday, April 20, 2005. The following matters will be voted on at the meeting:

1.	The election of four persons to serve as directors of the Company until the 2008 annual meeting of shareholders and until their successors are elected and qualified; and

2.	The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 2005.

In addition, any other business that properly comes before the meeting, or any adjournments or postponements thereof, will be acted upon.

Shareholders of record at the close of business on February 25, 2005, are entitled to notice of the annual meeting and to vote at the meeting. If there are any adjournments or postponements of the meeting, those shareholders of record will be entitled to vote at the adjournments or postponements as well.

Please read the accompanying proxy statement carefully for further information concerning the proposals that will be presented at the annual meeting. We encourage you to read the proxy statement before you vote your shares.

Please authorize the persons named in the proxy to vote your shares by sending your vote over the Internet, calling in your vote or signing and dating the enclosed proxy and returning it in the envelope provided as promptly as possible. You may revoke your proxy as described in the proxy statement.

By Order of the Board of Directors,

Cathy E. Chessin

Secretary

New Orleans, Louisiana

March 15, 2005

HIBERNIA CORPORATION

P. O. Box 61540

New Orleans, Louisiana 70161

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 20, 2005

Your proxy is solicited by the Board of Directors of Hibernia Corporation for use at its 2005 annual meeting of shareholders to be held at 9:00 a.m., local time, on Wednesday, April 20, 2005, at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana and any adjournments or postponements of the meeting. This proxy statement is being furnished in connection with the annual meeting. This proxy statement and form of proxy are being sent or given to shareholders on or about March 15, 2005.

INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters listed in the notice of meeting accompanying this proxy statement, including the election of directors and ratification of the Company’s independent auditors.

Who is entitled to vote at the meeting?

Only shareholders of the Company’s common stock of record as of the close of business on February 25, 2005, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting or any adjournments or postponements of the meeting.

What are the voting rights of the holders of Company common stock?

Each share of outstanding common stock is entitled to one vote on each matter to come before the meeting.

How many shares must be present to hold the meeting?

A quorum of shareholders is required to hold a valid meeting. If the holders of at least a majority of the total voting power are present in person or by proxy, a quorum will exist. As of the record date, 155,153,416 shares of common stock were outstanding (as shown on the records of the Company’s transfer agent). Therefore, the presence of the holders of common stock representing at least 77,576,709 shares will be required to establish a quorum.

Your shares will be counted as present at the meeting if you:

•	Have properly voted by Internet or telephone or by executing and timely submitting a proxy card prior to the meeting or

•	Are present and vote in person at the meeting.

Abstentions and broker non-votes are counted as present for establishing a quorum for the meeting. (Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters but not others. This would generally occur when brokers have not received instructions from their customers. In such cases, the brokers are permitted to vote on routine matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.)

VOTING

How do I vote?

If you are a shareholder of record (that is, your shares are registered in your own name), you may vote in person at the meeting or by proxy without attending the meeting. To vote by proxy, you may use one of the following three options to authorize the persons named as proxies to vote your shares: (i) submit a vote by Internet (instructions are attached to the proxy card), (ii) submit a vote by telephone (instructions are attached to the proxy card) or (iii) fill out the enclosed proxy card, sign it and mail it in the enclosed postage-paid envelope. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., ET, on April 19, 2005. If you vote by Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible (although the Company will not impose any charge for this).

If you hold your shares in street name (that is, if your shares are held for you by a bank, broker or other nominee), you should follow the voting instructions provided to you by your bank, broker or other nominee. You can complete and mail a voting instruction card to your bank, broker or other nominee or, in most cases, submit voting instructions by Internet or telephone.

If you participate in the Company’s Employee Stock Ownership Plan (“ESOP”) or Retirement Security Plan (“RSP”), you may vote the shares of common stock that are actually allocated to your account in such plans as of the record date by instructing Hibernia National Bank, the trustee of those plans, how to vote the shares. (For purposes of the ESOP, the number of shares actually allocated to your account is the number reflected in the most recent plan statement of account, which reflects allocations through December 31, 2003.) You may provide voting instructions to the trustee by following the instructions attached to the proxy card for submitting a vote by Internet or telephone or by executing and timely submitting the proxy card. Shares allocated to you as to which you do not provide voting instructions (by Internet or telephone vote or a returned proxy card properly executed) will not be voted. ESOP shares that are allocated to the suspense account (i.e., they are not allocated to any participant’s account as of the record date) will be voted by the trustee. You may also provide voting instructions to the trustee by completing a ballot at the meeting if you attend the meeting in person.

If you complete, execute and timely return the proxy card and you specify in the proxy how your shares should be voted, the shares represented by that proxy will be voted as you specified. If you execute and timely return the proxy card but you make no specification (i.e., you leave the proxy items unmarked), the proxy will be voted FOR the election of the nominees listed herein under “Election of Directors” and FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 2005. If any other matters are considered at the meeting, the holder of a proxy will vote the proxy in his or her discretion. (If you submit your vote by Internet or telephone, you need not submit a proxy card.)

Can I revoke my proxy?

Yes. A proxy (whether submitted on the proxy card or authorized by Internet or telephone) may be revoked by:

•	Giving written notice that you wish to revoke your proxy to the Secretary of the Company at or before the meeting (and before the proxy has been voted) or

•	Delivering to the Secretary of the Company at or before the meeting (and before the proxy has been voted) a properly executed later-dated proxy.

A proxy will not be revoked by the death of the shareholder who executed the proxy unless, before the proxy has been voted, written notice of such death is delivered to the Secretary of the Company. Materials may be delivered to the Secretary of the Company at the following address: Cathy E. Chessin, Corporate Secretary, 225 Baronne Street, 11th Floor, New Orleans, LA 70112.

What vote is required to approve each item?

Election of Directors. Directors are elected by plurality vote. The four nominees receiving the most votes will be elected as directors of the Company, each to serve a three-year term. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Thus, abstentions or shares present at the meeting that are not voted for a particular nominee or shares present at the meeting as to which the shareholder properly withheld authority to vote for the nominee will not affect the outcome of the vote.

Other Proposals. For each other item, the affirmative vote of a majority of the votes actually cast on the proposal in person or by proxy at the annual meeting is required for approval. Abstentions and broker non-votes (which do not represent votes cast at the meeting) are not counted in calculating the total number of votes cast and, accordingly, will not affect the outcome of the vote.

ACCESS TO MATERIALS

How can I receive proxy materials electronically?

You can elect to view future proxy statements and annual reports of the Company over the Internet instead of receiving paper copies in the mail. This will save the Company the cost of producing and mailing these documents. In such case, costs normally associated with electronic access, such as usage and telephonic charges, will be borne by you. Some information may be delivered in “pdf” format.

If you are a registered shareholder, you can choose to view future annual reports and proxy statements electronically by following the instructions for such election when voting over the Internet or by accessing www.melloninvestor.com/isd and following the instructions under “Account Management.” If you hold common stock in nominee name, you can obtain instructions from your nominee on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive, prior to future meetings, notice of the annual meeting, written information containing the Internet address of the proxy materials and voting instructions.

Your enrollment to view the Company’s future annual reports and proxy statements electronically will remain in effect for all future shareholder meetings unless you cancel your enrollment. To cancel electronic enrollment, if you are a registered shareholder, you may access www.melloninvestor.com/isd and follow the instructions under “Account Management.” If you hold common stock in nominee name, your nominee can provide instructions on how to cancel the electronic enrollment.

Is the Company householding the proxy materials?

Yes. The Securities and Exchange Commission (“SEC”) has issued rules describing when a single copy of an annual report, proxy statement and other disclosure documents may be mailed in one envelope to multiple holders at the same address. This method of delivery, often referred to as “householding,” will reduce the amount of duplicate information that you receive and should lower the Company’s printing and mailing costs. In accordance with those rules, the Company is householding allowable documents of eligible shareholders who have not previously and timely opted out of householding.

If you would like to opt out of the householding program and you are a registered shareholder, you may call Hibernia Corporation Shareholder Services at 800-814-0305 and follow the instructions or access www.melloninvestor.com/isd and follow the instructions under “Account Management.” The Company will cease householding within 30 days. If the Company does not receive instructions to remove account(s) from this service, account(s) will continue to be householded until the Company notifies you otherwise. If you own common stock in nominee name, you may receive information regarding householding from your broker.

Even though you share an address with another shareholder, if your last names are different, SEC rules do not allow us to household your account automatically. If you are receiving multiple copies of the Company’s annual report or proxy statement, and you wish to receive only a single copy, please call Hibernia Corporation Shareholder Services at 800-814-0305 or log on to www.melloninvestor.com/isd and follow the instructions under “Account Management” to receive a copy of the consent that will allow the Company to household your materials.

How can I get additional copies of proxy materials?

Upon written or oral request, the Company will promptly deliver a copy of the annual report and/or proxy statement to a shareholder who received electronic delivery or to a shareholder at a shared address to which a single copy of the document was delivered. Requests may be made to Susan Klein, Assistant Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, LA 70161 (telephone number 504-533-3411 or e-mail sklein@hibernia.com).

STOCK OWNERSHIP

Does anyone own 5% or more of the Company’s common stock?

As of the record date, the following entity was, to the Company’s knowledge, the only beneficial owner of more than 5% of the Company’s outstanding common stock:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	11,658,388	7.519%

(1)	Information is based upon a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”), on February 14, 2005, with the SEC. The Schedule 13G/A indicates that the securities are held in Wellington’s capacity as investment adviser and are owned of record by clients of Wellington. The Schedule shows that Wellington has shared voting power with respect to 10,638,275 shares and shares dispositive power with respect to all 11,658,388 shares.

How many shares of stock do the Company’s directors and executive officers own?

The following table shows the amount of common stock beneficially owned by each director, the executive officers named in the Summary Compensation Table below and the directors and executive officers of the Company as a group as of the record date.

Name	Common Stock (1)	Exercisable Stock Options (2)	Percent of Outstanding Stock***
Directors
J. Herbert Boydstun	472,926 (3)	500,950	*
E. R. “Bo” Campbell	3,757,148 (4)	10,000	2.3%
Paul Candies	176,914 (5)	18,750	*
Richard W. Freeman, Jr.	37,156	43,750	*
Dick H. Hearin	67,411 (6)	48,750	*
Randall E. Howard	60,567 (7)	218,450	*
Elton R. King	11,594 (8)	43,750	*
Sidney W. Lassen	269,366 (9)	38,750	*
Janee “Gee” Mercadel-Tucker	15,561 (10)	17,500	*
Ray B. Nesbitt	270,000 (11)	8,500	*
William C. O’Malley	39,442	38,750	*
Robert T. Ratcliff	67,227 (12)	43,750	*
Executive Officers Named in Summary Compensation Table
J. Herbert Boydstun	**	**	*
Randall E. Howard	**	**	*
Paul J. Bonitatibus	30,133 (13)	188,000	*
Marsha M. Gassan	69,700 (14)	334,700	*
Ron E. Samford, Jr.	35,159 (15)	196,700	*
All Directors and Executive Officers of the Company as a Group (19 persons) (16)	5,481,085	2,218,255	4.7%

*	Less than 1 percent.
**	Mr. J. Herbert Boydstun and Mr. Randall E. Howard are also directors; see listing above.
***	Calculated based upon the actual number of shares outstanding on the record date, plus all shares subject to options exercisable within 60 days of the record date.

(1)	Except as otherwise indicated, stock ownership information is given as of the record date, and includes shares that the individual has the right to acquire (other than by exercise of stock options, information as to which is in the next column) within 60 days of the record date. Information relating to shares held in the Company’s ESOP reflects the number of shares shown on most recent plan statement of account, which reflects allocations through December 31, 2003.

(2)	For purposes of this table, options are “exercisable” if they may be exercised within 60 days of the record date, regardless of whether they are “in-the-money.”

(3)	Includes 7,534 shares credited to Mr. Boydstun under the Company’s RSP and 3,206 shares credited to him under the Company’s ESOP. Also includes 2,500 shares held by one of Mr. Boydstun’s daughters, 2,500 shares held by Mr. Boydstun’s son and 2,500 shares held by Mr. Boydstun’s other daughter (as to which Mr. Boydstun disclaims beneficial ownership).

(4)	Includes 1,500,000 shares held in Campbell Capital, L.L.C., and 26,000 shares held in E. R. Campbell Family Foundation.

(5)	Includes 2,917 shares owned by Mr. Candies’ wife and 260 shares held by a limited liability company of which Mr. Candies is President.

(6)	Includes 13,932 shares held in a trust of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in the trust.

(7)	Includes 19,293 shares credited to Mr. Howard under the Company’s RSP and 1,940 shares credited to him under the Company’s ESOP.

(8)	Includes 1,749 shares held in a KEOGH Plan of which Mr. King is the administrator.

(9)	Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which he has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen’s wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns a 50% interest, 30,000 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen’s wife owns an interest of approximately 35% and 42,500 shares owned by an estate in which Mr. Lassen’s wife and brother-in-law each owns a 50% beneficiary interest.

(10)	Includes 129 shares owned by a corporation of which Ms. Mercadel-Tucker is President, Chief Executive Officer and Chief Operating Officer.

(11)	Includes 30,000 shares owned by Mr. Nesbitt’s wife.

(12)	Includes 32,044 shares owned by a limited liability company of which Mr. Ratcliff is President and Chief Executive Officer.

(13)	Includes 1,445 shares credited to Mr. Bonitatibus under the Company’s RSP and 3,207 shares credited to him under the Company’s ESOP.

(14)	Includes 1,345 shares held by Ms. Gassan’s husband and 20 shares held as custodian for Ms. Gassan’s children. Also includes 15,813 shares credited to Ms. Gassan under the Company’s RSP and 3,206 shares credited to her under the Company’s ESOP.

(15)	Includes 10,564 shares credited to Mr. Samford under the Company’s RSP and 3,204 shares credited to him under the Company’s ESOP.

(16)	As of the record date, the Company’s ESOP held 3,363,580 shares, or 2.1% of the Company’s common stock (calculated based on the actual number of shares outstanding on the record date plus shares subject to options exercisable within 60 days of the record date). The shares are held by Hibernia National Bank as trustee for the ESOP. As of the record date, based upon the most recent plan statements of account (which reflect allocations through December 31, 2003), 1,933,454 shares were allocated to participants’ accounts. Those shares will be voted pursuant to the participants’ instructions. The remaining 1,430,126 shares, which have not been allocated to participants’ accounts as of the record date based upon the most recent plan statements of account, will be voted by the trustee. Executive officers of the Company serve with other Company employees as the administrator of the ESOP (and will instruct the trustee how to vote the unallocated shares). The unallocated shares are not reported in the table above. Shares in the ESOP allocated to executive officers named in the Summary Compensation Table (and shares in the ESOP allocated to all directors and executive officers as a group) are reported above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of the Company’s equity securities with the SEC. They are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company generally prepares the Section 16(a) forms on behalf of the executive officers and directors based on information provided by them. Based solely on a review of this information and written representations from certain reporting persons that no reports on Form 5 were due for such persons, the Company believes that, during 2004, the Company’s executive officers and directors complied with Section
16(a) filing requirements, except that a Form 4 for Ms. Mercadel-Tucker was inadvertently filed on October 26, 2004 instead of when it was due (on October 22, 2004) and that Mr. Bonitatibus’ original Form 3 filing inadvertently neglected to include one option held by him on the date of that filing. He filed an amendment to the Form 3 on January 28, 2004 to reflect ownership of that option.

CORPORATE GOVERNANCE

Where can I find the Company’s Corporate Governance Guidelines and Codes of Ethics?

The Board first adopted its Corporate Governance Guidelines in December 2003. The Guidelines are reviewed by the Board Governance Committee at least annually and any proposed additions or amendments are submitted to the Board for its consideration.

The Company has several codes of ethics: one that applies to all of the Company’s employees, one that applies to the Company’s directors and one that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller.

The Company’s Corporate Governance Guidelines and each code of ethics are posted on the Company’s website at www.hibernia.com under “About Hibernia,” “Company Overview” in the “Corporate Governance” section. Copies of the Corporate Governance Guidelines and the codes of ethics are also available in print to any shareholder who requests them.

How does the Board determine which directors are considered independent?

Under the NYSE rules, a director is not independent if he or she has a direct or indirect material relationship with the Company. The Board Governance Committee reviews the independence of all directors at least annually and reports its finding to the full Board, which makes a determination about the independence of each director. In assessing the independence of the directors, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its consolidated subsidiaries and affiliates to determine whether there were any relationships or transactions that were inconsistent with a determination that the director is independent. In connection with this assessment, the Board has adopted certain guidelines that include all the elements of independence set forth in the NYSE listing standards and certain other standards established by the Board. The Company’s guidelines are attached to this proxy statement as Appendix A. In the event a director has a relationship with the Company that is not addressed by the guidelines, the Board determines whether such relationship is material.

As a result of this review, the Board affirmatively determined that the following directors met the standards for independence and are independent of the Company and its management: Paul Candies, Richard W. Freeman, Jr., Dick H. Hearin, Elton R. King, Sidney W. Lassen, Janee “Gee” Mercadel-Tucker, Ray B. Nesbitt, William C. O’Malley and Robert T. Ratcliff. The Board determined that J. Herbert Boydstun, Randall E. Howard and E. R. “Bo” Campbell are not independent. Messrs. Boydstun and Howard are considered non-independent directors because of their employment as executive officers of the Company. Mr. Campbell is considered a non-independent director because he was an employee of the Company within the last three calendar years. The Company has more than a majority of independent directors.

The Board has determined that each director who serves on the Audit Committee, the Board Governance Committee and the Executive Compensation Committee is independent within the meaning of applicable SEC regulations, NYSE listing standards and the Company’s guidelines. (Each director who is appointed to serve on those Committees following the 2005 annual meeting also will be independent under those requirements, as applicable.) The Board has also determined that all the members of the Audit Committee are financially literate pursuant to the NYSE rules and that the Company has serving on its Audit Committee at least one Audit Committee financial expert within the meaning of SEC regulations, namely, Mr. William C. O’Malley, Chairman of the Audit Committee.

In assessing independence, the Board considers contributions made by the Company to tax exempt organizations for which a director serves as an executive officer. Contributions (or pledges of contributions) by the Company to any such tax exempt organization that in any year within the preceding three years exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues will be disclosed by the Company. No contributions reaching those levels have been made by the Company to a tax exempt organization for which a director serves as an executive officer within the past three years.

How does the Board select nominees for the Board?

The Board Governance Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. The Board Governance Committee will consider for recommendation to the Board nominations made by shareholders that comply with the following requirements. A shareholder who wishes to recommend a prospect for the Board’s consideration (without nominating the prospect) may do so if the shareholder is the record or beneficial owner of at least $1,000 in market value of voting shares at the time of the recommendation. The recommendation must be submitted in writing and be accompanied by written disclosure of the shareholder’s name, address, number of shares owned and documentary support of such ownership. The recommendation must be submitted to the Company’s Corporate Secretary at P.O. Box 61540, New Orleans, LA 70161

(or 225 Baronne Street, 11th floor, New Orleans, LA 70112), together with a statement of the recommended person’s qualifications for election and other appropriate information about such person, and must be received at least 120 days in advance of the date that corresponds with the date the Company’s proxy statement was sent to shareholders in connection with the previous year’s annual meeting of shareholders.

Once the Board Governance Committee has identified a possible nominee (whether through a recommendation from a shareholder or otherwise), the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee when the candidate is recommended, the Committee’s own knowledge of the prospective candidate and information, if any, obtained by the Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board or obtain representation in market areas without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather additional information about the candidate’s background and experience. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

•	Achievement, experience and independence;
•	Wisdom, integrity and judgment;
•	Understanding of the business environment; and
•	Willingness to devote adequate time to Board duties.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee or other expertise and the evaluations of other candidates. In connection with this evaluation, the Committee determines whether to interview the candidate. If the Committee decides that an interview is warranted, one or more members of the Committee, and others as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

In addition, the Company’s By-Laws provide that a shareholder may make nominations for a director if (i) the shareholder is (both when the nomination is made and when the nominee is voted on) the record or beneficial owner of at least 1% or $1,000 in market value of voting shares and the shareholder has held such shares for at least one year; (ii) the nomination is submitted in writing (and includes the shareholder’s name, address, number of shares owned, dates on which the shares were acquired and documentary support of ownership of such shares); (iii) the nomination and other material is timely received as specified in the By-Laws (as described below under the caption “Shareholder Proposals”); and (iv) the nomination is accompanied by a written statement of each nominee’s qualifications for election and the nominee’s signed consent to being nominated and to serve if elected. The nomination must be presented at the meeting by the shareholder or a duly authorized and qualified representative.

How can shareholders communicate with the directors?

Shareholders and others who wish to communicate directly with the Board of Directors, the director who presides at non-management executive sessions of the Board, the non-management directors as a group or any individual director may do so by writing to such person(s) c/o Chairman of the Board, Hibernia Corporation. Communications may be sent by mail to P. O. Box 61540, New Orleans, LA 70161 or by fax to (504) 533-2447. All such communications will be relayed directly to the Chairman of the Board (unless it is clear that a communication is unrelated to any director’s duties and responsibilities as a Board member, such as solicitations, advertisements, junk mail, resumes, surveys or the like). The Chairman will forward any such communications as appropriate.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Who are the current members of the Board and on what Committees do they serve?

The members of the Board of Directors and the standing committees on which each served during 2004 are identified below:

Name	Executive	Audit	Board Governance	Executive Compensation	Credit	Trust
J. Herbert Boydstun (1)	x
E. R. “Bo” Campbell +	x*
Paul Candies			x	x	x*
Richard W. Freeman, Jr.		x	x			x*
Dick H. Hearin		x	x*			x
Randall E. Howard					x
Elton R. King	x	x		x*
Sidney W. Lassen #	x	x			x
Janee “Gee” Mercadel-Tucker (2)					x	x
Ray B. Nesbitt				x	x	x
William C. O’Malley	x	x*		x
Robert T. Ratcliff (3)					x	x

+	Chairman of the Board
#	Vice Chairman of the Board
*	Committee Chairman

(1)	Mr. Boydstun is a non-voting member of the Executive Committee.

(2)	Ms. Mercadel-Tucker also serves as the Board representative on the Bank’s Community Reinvestment Act (“CRA”) Committee (which is not a committee of the Board).

(3)	Mr. Ratcliff served on the Board Governance Committee prior to April 21, 2004, at which time his service on that Committee ceased.

How often did the Board and the Board Committees meet during 2004?

During 2004, the Company’s Board of Directors met nine times. During 2004, nine non-management executive sessions were held and one executive session including only independent directors was held.

The standing committees of the Board met during 2004 the number of times reflected below:

•	Executive (3 meetings)
•	Audit (9 meetings)
•	Board Governance (4 meetings)
•	Executive Compensation (7 meetings)
•	Credit (8 meetings)
•	Trust (4 meetings)

Who has been selected to preside at non-management executive sessions of the Board?

The Chairman of the Board, Mr. E. R. “Bo” Campbell, has been designated as the presiding director at non-management executive sessions of the Board. At executive sessions including only independent directors, Mr. Sidney Lassen, Vice Chairman of the Board, has been designated to preside.

What is the Company’s policy about Board, Committee and annual meeting attendance?

Under the Company’s Corporate Governance Guidelines, each director is expected regularly to attend Board and Committee meetings and annual meetings of the shareholders of the Company and to spend the time needed and meet as frequently as necessary to discharge his or her responsibilities properly. All of the Company’s directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year. All of the Company’s directors except Mr. Hearin attended the 2004 annual meeting of shareholders.

What are the functions of the Board Committees?

The functions of the Audit Committee, the Board Governance Committee and the Executive Compensation Committee are described in detail in the charters of those Committees, which have been adopted by the Board of Directors of the Company and which are posted on the Company’s Web site at www.hibernia.com under “About Hibernia,” “Company Overview” in the “Corporate Governance” section. Copies of the charters are available in print to any shareholder who requests them, and a copy of the Audit Committee charter is attached to this proxy statement as Appendix B. In addition, the functions of those and the other standing Board committees are described below.

The Executive Committee has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors.

The Audit Committee of the Company performs the following functions, together with those described in the Audit Committee Report and the Charter of the Audit Committee:

•	Directs an audit of the Company’s books, records and operations at least annually, appoints an independent auditor for the Company (subject to ratification) and reviews the qualifications and independence of the auditor;

•	Discusses periodically with management and the independent auditor the Company’s financial statements and various matters relating to those financial statements, including critical accounting policies and practices;

•	Supervises the Company’s internal audit function and general auditor and the loan review function at the Bank; and

•	Reviews regulatory examination reports on the Company and its subsidiaries, internal audit reports, management reports relating to internal control structure and procedures and audit reports issued by the Company’s independent auditors.

The responsibilities of the Board Governance Committee include the following:

•	Screen and recommend potential candidates for membership on the Board;

•	Recommend the director nominees for election at each annual meeting;

•	Monitor the orientation process for new directors;

•	Review and recommend Board committee membership;

•	Review and recommend modifications, as appropriate, to the Company’s system of compensation for directors;

•	Oversee evaluation of the Board and Board committees; and

•	Review and recommend modifications, as appropriate, to the Corporate Governance Guidelines.

The Executive Compensation Committee, among other things, performs the following functions:

•	Establishes the salary, bonus and other compensation of the Company’s CEO;

•	Reviews and approves salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries;

•	Reviews and approves the compensation philosophy of the Company and its subsidiaries;

•	Administers the Company’s executive compensation plans and stock-based plans for employees and oversees the administration of employee bonus and other employee benefit plans of the Company;

•	Supervises compliance by the Company and its subsidiaries with laws and regulations relating to the welfare and benefits of employees of the Company and its subsidiaries; and

•	Oversees management’s development of succession plans for the executive officers of the Company and its subsidiaries.

The Credit Committee oversees the lending and credit functions of the Company’s banking subsidiary. The Committee’s responsibilities include, among other things:

•	Review and approval of the overall credit policies and procedures of the Bank;

•	Review and approval of lending authorities and exceptions;

•	Monitoring of credit training and approval functions; and

•	Review and approval of certain aspects of the Bank’s strategic plans related to credit matters, such as planned loan growth, changes in portfolio composition and new lending-related products (subject to approval by the Board of Directors of the Bank).

The Trust Committee exercises general oversight of the trust activities of the Bank.

What related-party transactions are required to be disclosed?

Certain Transactions with Related Parties.    The Bank leases certain properties in which Sidney W. Lassen holds an interest. Mr. Lassen is a director of the Company. During 2004, Hibernia National Bank paid a total of $280,445.52 for the leases on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana, and a 100% interest in leased property located at 6305 Airline Drive, Kenner, Louisiana. In the opinion of management of the Company, the terms and conditions of those leases are usual, customary and no less favorable to Hibernia National Bank than would be available from unaffiliated parties.

Indebtedness of Related Parties.    Directors, nominees for election as director and executive officers of the Company were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 2004. In addition, members of families of directors, nominees and executive officers, as well as companies with which they or their families are associated, were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 2004. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers by the Bank are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

COMPENSATION INFORMATION

Director Compensation

Retainer and Fees

Directors who are employees of the Company or its subsidiaries do not receive compensation for their service as members of the Board of Directors. The following table describes the compensation that was payable to the non-employee directors during 2004 (and that is currently payable in 2005):

Position	Retainer*		Fees Per Meeting Attended*
	Prior to 2005 Annual Meeting	After 2005 Annual Meeting	Prior to October 1, 2004		On or after October 1, 2004
			Board Meetings
Chairman of the Board	$62,600	$70,000	$1,500		$1,900
Vice Chairman of the Board	$37,600	$45,000	$1,200		$1,700
Board Member	$12,600	$20,000	$1,200		$1,350
			Committee Meetings
Audit Committee Chairman	0	0	$1,500		$1,900
Other Committee Chairmen	0	0	$1,500		$1,700
Committee Member	0	0	$1,200	**	$1,350	**

*	At the recommendation of the Board Governance Committee, which reviewed director compensation during 2004, the Board of Directors increased director fees as shown in the table above. The increase in the meeting fees was effective as of October 1, 2004 and the increase in the retainer fee will be effective following the 2005 Annual Meeting. These increases were based upon a review of peer group, industry and public company information, as well as information about trends in director compensation, a review of the Company’s director compensation for the past 10 years and advice from an outside compensation consultant, Watson Wyatt Worldwide.
**	The director member of the Bank’s CRA Committee also receives meeting fees for attending CRA Committee meetings. (During 2004, Ms. Mercadel-Tucker was a member of the CRA Committee, which met two times during the year.)

Prior to October 1, 2004, the fees for a Regulation O conference telephone meeting of the Board were $250; on or after October 1, 2004, the fees for any single purpose conference telephone meeting of either the Board or a Committee are $250.

Non-employee directors may elect to receive all or a portion of their annual retainer in the form of common stock rather than cash. A director making such an election receives shares of common stock with a value equal to 120% of the cash retainer. For example, if a Board member entitled to a cash retainer of $20,000 elected to take his or her entire retainer in stock, he or she would receive stock valued at $24,000. The value of the common stock on the business day following the annual meeting is used to determine the number of shares to be granted. The shares are subject to a one-year holding period. As of the business day following the 2004 annual meeting, seven directors elected to receive stock in lieu of all or a portion of their cash retainer. Mr. Campbell received 3,430 shares; each of Messrs. Candies, Freeman, King, Nesbitt and Ratcliff received 690 shares; and Ms. Mercadel-Tucker received 345 shares.

The Company also maintains a deferred compensation plan under which a director may elect to defer receipt of meeting fees or cash retainer. Amounts deferred are credited to a bookkeeping account and accrue interest at a rate equal to the one-year Treasury rate (adjusted annually on April 1) less .25%. As of December 31, 2004, Messrs. Candies, Freeman and Nesbitt and Ms. Mercadel-Tucker had balances under the deferred compensation plan. Those balances have accrued interest through December 31, 2004, of $824 for Mr. Candies, $26,552 for Mr. Freeman, $8,801 for Mr. Nesbitt and $35,417 for Ms. Mercadel-Tucker. On

February 24, 2005, the Board amended the plan to discontinue new deferrals after December 31, 2004. The deferred amounts will continue to bear interest under the plan, as amended, and distributions will be made under the plan in accordance with its terms.

The Company reimburses directors for travel and other necessary business expenses incurred in the performance of their services for the Company, including the travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes.

Stock Options

Under the 2003 Long-Term Incentive Compensation Plan (the “Plan”) approved by the shareholders in April 2003, each director who is not an employee of the Company is granted an option to purchase 5,000 shares of common stock on the first business day after each annual meeting. The option has an exercise price equal to the fair market value of the common stock on the date of the grant. Each option is exercisable immediately and expires 10 years after the date of the grant or (if earlier) three years after service as a director ceases because of Retirement, Disability (as each is defined in the Plan) or death. During 2004, each eligible director received on April 22, 2004, a stock option for 5,000 shares with an exercise price of $21.90.

In addition, on the date that a non-employee director is first elected or appointed, he or she receives a stock option for 5,000 shares with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. A new director who receives an option grant at election/appointment will not receive another grant on the day after the annual meeting held in the same year.

Director Stock Ownership Guidelines

Under the Company’s Corporate Governance Guidelines, each non-employee director has a target share ownership guideline equal in value to ten times the director’s annual retainer fee. Each non-employee director currently owns shares sufficient to comply with these guidelines (both now and after the retainer fee is increased following the 2005 Annual Meeting).

Other Matters

Mr. Campbell was an employee director until February 28, 2003, and he did not receive a retainer or meeting fees prior to that date. On that date, his employment agreement ended, and his status as an employee ceased. On February 25, 2003, in connection with the end of Mr. Campbell’s status as an employee, the Executive Compensation Committee accelerated the vesting of 13,750 options held by him at a cost to the Company of $20,486.

The Company provides Mr. Campbell with an office and secretarial services, the aggregate cost to the Company of which in 2004 was approximately $56,900 (based on the lease costs of Mr. Campbell’s office and the secretarial office and the salary and benefit costs for the secretary). In addition, during 2004, approximately $4,286 for business and civic club dues were paid for Mr. Campbell.

Executive Compensation and Benefit Plans

Annual Compensation

The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 2004 (the “named executive officers”):

Summary Compensation Table

Name and Principal Position (1)	Year	Annual Compensation		Long-Term Compensation		All Other Compensation ($) (4)
		Salary ($)	Bonus ($) (2)	Restricted Stock Awarded ($)	Securities Underlying Options/SARs Awarded (# shares)
J. Herbert Boydstun President and Chief Executive Officer	2004 2003 2002	$675,000 650,000 600,000	$600,000 487,500 475,000	0 0 0	130,000 150,000 125,000	$458,519 302,976 251,746
Randall E. Howard President, Commercial Banking	2004 2003 2002	$312,000 312,000 323,250	$197,000 187,200 177,800	0 0 0	45,000 45,000 45,000	$156,755 154,988 154,690
Paul J. Bonitatibus President, Consumer and Business Banking	2004 2003 2002	$296,125 256,125 218,750	$190,000 177,400 130,000	0 0 0	45,000 45,000 50,000	$129,985 75,713 63,657
Marsha M. Gassan Senior Executive Vice President and Chief Financial Officer	2004 2003 2002	$241,825 233,625 221,250	$153,000 141,900 135,000	0 0 0	45,000 45,000 50,000	$83,282 56,021 61,154
Ron E. Samford, Jr. Senior Executive Vice President and Chief Administrative Officer	2004 2003 2002	$219,875 199,358 164,031	$139,500 129,000 83,000	0 $58,080(3) 0	45,000 25,000 30,000	$82,537 42,911 39,252

(1)	Except as otherwise indicated in the following sentence, each named executive officer served in the capacity noted throughout each of the three years reflected in the table. Prior to May 2003, Mr. Howard was Chief Commercial Banking Executive, Mr. Bonitatibus was Chief Community Banking Executive and Mr. Samford was Executive Vice President and Controller of the Company and Hibernia National Bank and Chief Accounting Officer of the Company.

(2)	The bonus amounts shown in this column were paid based on performance rendered during the fiscal years indicated, but the bonuses were paid during the fiscal years immediately following the years indicated.

(3)	The dollar value shown in the table for the 3,000 shares of restricted stock awarded to Mr. Samford is calculated by multiplying the closing market price of the unrestricted stock on the date of the award by the number of shares awarded. As of December 31, 2004, Mr. Samford held 3,000 shares of restricted stock with a value (based on the closing market price of the Company’s unrestricted stock on December 31, 2004, multiplied by the number of restricted shares held by Mr. Samford) of $88,530. The vesting schedule for these shares of stock is: 1,000 shares vest on June 4 of each of 2006, 2007 and 2008. Mr. Samford is receiving dividends on the shares of restricted stock.

(4)	The following is an explanation of all other compensation contributed or paid to the named executive officers by the Company:

Plan	Years	Mr. Boydstun	Mr. Howard	Mr. Bonitatibus	Ms. Gassan	Mr. Samford
Retirement Security Plan	2004 2003 2002	$10,250 10,000 10,000	$10,250 10,000 10,000	$10,250 10,000 10,000	$10,250 10,000 10,000	$10,250 10,000 10,000
ESOP*	2004 2003 2002	5,045 5,044 6,333	5,045 5,044 6,333	5,045 5,044 6,333	5,045 5,044 6,333	5,045 5,044 6,333
Non-Qualified Deferred Compensation Plan**+	2004 2003 2002	50,154 51,664 44,586	23,119 28,307 23,560	17,495 15,571 10,713	14,152 15,891 11,050	7,492 5,009 2,515
Supplemental Stock Compensation Plan*+	2004 2003 2002	22,279 23,137 25,439	6,688 7,420 9,113	6,085 4,480 3,920	3,974 3,955 4,175	3,155 1,987 1,021
Non-Qualified Target Benefit Plan**+	2004 2003 2002	223,177 169,159 119,044	68,468 74,097 76,971	38,315 26,748 16,461	14,782 14,447 15,340	9,350 6,742 4,277
Executive Bonus Insurance Plan/Term Life Insurance/Split-Dollar Life Insurance ***	2004 2003 2002	142,364 38,722 41,115	37,935 24,878 23,484	48,399 10,246 12,996	31,147 2,998 10,474	44,032 11,556 12,470
Long-Term Disability	2004 2003 2002	5,250 5,250 5,229	5,250 5,242 5,229	4,396 3,624 3,234	3,932 3,686 3,782	3,213 2,573 2,636
Totals	2004 2003 2002	458,519 302,976 251,746	156,755 154,988 154,690	129,985 75,713 63,657	83,282 56,021 61,154	82,537 42,911 39,252

*	The amounts for 2004 are estimates of the allocations. The amounts for 2003 (which were originally estimates) were revised to reflect the actual allocations.

**	These amounts include interest credited under the plans in excess of 120% of the applicable federal long-term rate.

***	The Company maintained split-dollar life insurance policies for Messrs. Bonitatibus and Samford under two plans and policies under only one plan for each of the other named executive officers in 2002. During 2002, the additional plan under which Messrs. Bonitatibus and Samford had policies was terminated. In its place, in 2003, the Company began paying the premium for term life insurance policies for Messrs. Bonitatibus and Samford (and continued to do so in 2004). The Company paid no premiums on behalf of the named executive officers in 2003 for the split-dollar life insurance policies; however, bonuses were paid to the named executive officers to cover part of the costs of the policy premiums and a tax gross up was paid on the bonus amount. By the end of 2003, the remaining split-dollar life insurance plan was terminated (and replaced with an Executive Bonus Insurance Plan). Under the Executive Bonus Insurance Plan, bonuses, without a tax gross up, were paid during 2004 to each of the named executive officers to pay the premiums on the insurance policies owned by the officers under the plan.

+

The “Non-Qualified Deferred Compensation Plan for Key Management Employees” is a benefit plan of the Company that permits deferrals of salary and bonus and also provides for a contribution by the Company to the extent of any contribution limitations imposed on a participant in the Company’s RSP. The “Supplemental Stock Compensation Plan for Key Management Employees” is a benefit plan of the

Company that provides for contributions by the Company to the extent of any limitations imposed on allocations to a participant in the Company’s ESOP. The “Deferred Award Plan” (referred to above as the “Non-Qualified Target Benefit Plan”) is a benefit plan of the Company that provides for contributions by the Company as determined by the Executive Compensation Committee, which has authorized contributions to the extent that a participant’s income from certain sources after retirement is anticipated to be less than 39% of the average of his or her salary and bonus for the three years prior to retirement at age 65.

The perquisites received by the named executive officers are quite limited and do not exceed in the case of any named executive officer $50,000 or 10% of the officer’s annual salary and bonus. For 2004 the total amount of such perquisites to all five of the named executive officers together as a group was approximately $50,609. The perquisites include some personal use of the Company’s aircraft, home security systems, parking, country club dues, home internet lines, limited use of certain sporting event tickets and use of personal digital assistants (PDAs).

Stock Option and Stock Appreciation Rights (“SARs”) Grants

The Company granted stock options under its 2003 Long-Term Incentive Compensation Plan to each of the named executive officers during 2004 with an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. The Company also granted stock options under the Plan to 589 other employees during the year. The Executive Compensation Committee determined the number of options that were granted to Mr. Boydstun and the other named executive officers. The options granted to Mr. Boydstun and the other named executive officers (and the options granted to other employees) have vesting schedules that permit exercise of 50% of the shares as to which the options relate two years after the date of grant, an additional 25% of the shares three years after the date of grant and the remaining shares four years after the date of grant. The options terminate 10 years after their date of grant if they have not previously expired or been exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon a change of control of the Company (as defined below under “Employment Agreements and Change of Control Arrangements”). No change of control for this purpose has occurred as of the date of this proxy statement. The options also vest (and expiration of the options is accelerated) upon Retirement, Disability (both as defined in the Plan) or death of the named executive officer. All of the stock options granted during 2004 were non-qualified stock options.

The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 2004.

Option/SAR Grants in Last Fiscal Year

The following table shows the stock options granted to the named executive officers during 2004, as well as other information relating to those options. The amounts included in the “Grant Date Present Value” column of the table are the respective estimated present values of the options on the date of grant calculated using the Black-Scholes option valuation model, the assumptions described below regarding volatility, risk-free rate of return, dividend yield and time of exercise. The actual risk-free rate, dividend yield, volatility and time of exercise may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Present Value column of the table do not necessarily reflect either the future stock value or the amount that the named executive officers may realize if they exercise their options and sell the underlying shares. Any gain recognized by any of the named executive officers on exercise of his or her option(s) and the sale of all or any portion of the underlying shares may be greater or less than the amounts shown in the table.

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options/SARs Granted (# shares)	Percentage of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date (1)	Grant Date Present Value ($)(2)
J. Herbert Boydstun	130,000	4.94%	$23.23	01/26/14	$708,500
Randall E. Howard	45,000	1.71%	$23.23	01/26/14	$245,250
Paul J. Bonitatibus	45,000	1.71%	$23.23	01/26/14	$245,250
Marsha M. Gassan	45,000	1.71%	$23.23	01/26/14	$245,250
Ron E. Samford, Jr.	45,000	1.71%	$23.23	01/26/14	$245,250

(1)	The expiration of the options will be accelerated upon the retirement, death, disability or other termination of employment of the optionee.

(2)	The estimated present value at the grant date of January 26, 2004, of all the options reflected in the table above has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: Estimated time until exercise of six years; a risk-free interest rate of 3.40% (representing the six-year Treasury rate on the date of grant); a volatility rate of 29.2%; and a dividend yield of 3.10%. Based on these assumptions and adjustments, the estimated fair value per share on the date of grant of the options granted on January 26, 2004, was $5.45.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

The following table shows certain information concerning exercises of stock options by the named executive officers during 2004 and the fiscal year-end value of unexercised options held by the named executive officers at December 31, 2004. The Company did not grant any SARs to any of the named executive officers during 2004, and there are no SARs outstanding relating to any options granted by the Company.

	Shares Acquired on Exercise (# shares)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (# Shares)	Value of Unexercised In-the-Money Options/SARs at Fiscal Year- End ($) (1)
Name			Exercisable(E)/ Unexercisable(U)	Exercisable(E)/ Unexercisable(U)
J. Herbert Boydstun	30,000 (2)	$537,875	369,700(E) 367,500(U)	$5,580,296(E) 3,587,338(U)
Randall E. Howard	80,000	$1,233,301	168,450(E) 128,750(U)	$2,326,247(E) 1,297,563(U)
Paul J. Bonitatibus	0	0	145,500(E) 122,500(U)	$2,252,189(E) 1,186,100(U)
Marsha M. Gassan	20,000 (2)	$364,050	285,950(E) 128,750(U)	$4,370,978(E) 1,286,350(U)
Ron E. Samford, Jr.	0	0	167,950(E) 93,750(U)	$2,630,088(E) 870,900(U)

(1)	For each option, the value is determined as follows: [number of shares subject to option] times [fair market value per share of the underlying common stock minus the exercise price per share]. For purposes of this table, the fair market value per share is deemed to be $29.51, the closing market price on the NYSE of the Company’s common stock on December 31, 2004.

(2)	This figure represents the gross shares to which the option exercises related; however, Mr. Boydstun surrendered 6,736 shares to pay taxes and Ms. Gassan surrendered 4,522 shares to pay taxes.

Employment Agreements and Change of Control Arrangements

Mr. Boydstun is the only named executive officer currently serving pursuant to an employment agreement. That agreement generally provides for a three-year employment term. At the end of each calendar year (beginning December 31, 2003), an additional year is added to the term of the agreement, unless at least 90 days prior to the end of the year, either party notifies the other that the agreement will not be renewed. No such notice of non-renewal was given by either party during 2004.

The agreement provides that Mr. Boydstun is entitled to, among other things, a base salary (which is to be reviewed at least annually by the Executive Compensation Committee and which salary may be reduced only under certain limited circumstances), an annual cash bonus in an amount to be determined by the Executive Compensation Committee under the applicable CEO Bonus Plan (or if no CEO Bonus Plan is in place, under another applicable bonus plan), long-term incentive and other benefits available to other employees, certain club dues and certain relocation benefits related to the sale of a residence in 2001. In the event of termination other than for cause, death, disability or the expiration of the term of the agreement following non-renewal, or in the event of constructive termination under the agreement (as defined in the agreement), Mr. Boydstun is entitled to salary for the remainder of the term of the agreement (but at least one year), payment of a pro rata bonus for the year of termination (based upon the bonus for the prior year) and continuation of medical benefits at the same premium cost as in effect before the termination. Upon termination as a result of death or disability, the agreement provides for payment of a pro rata bonus for the year of termination and continuation of medical benefits. In addition, the Company has agreed to purchase an additional disability policy for Mr. Boydstun to supplement his disability pay by $10,000 per month to the extent such policy is available and does not cost the Company more than $15,000 per year. (To date, such a policy has not been available.) Upon the expiration of the agreement as a result of non-renewal, Mr. Boydstun is entitled to a bonus for his last year of service under the agreement (based upon the bonus for the prior year). Under the agreement, Mr. Boydstun is subject to, among other things, non-solicitation and non-competition obligations following termination. In the event of a change of control of the Company, Mr. Boydstun’s change of control agreement (as described below) would govern payments to which he would be entitled upon termination.

Each of the named executive officers has a change of control agreement with the Company that, among other things, provides for certain payments to be made to the named executive officer upon a termination of employment by the surviving company after the change of control (other than for cause, death or disability) within two years following a change of control of the Company (as defined in the agreement). The payments include a pro rata bonus for the year of termination (based on the named executive officer’s target bonus for that year), two times the named executive officer’s annual salary and target bonus under the management bonus plan, continuation of medical benefits, dental and group term life insurance coverage for specified periods, outplacement services for 12 months, a tax gross up to cover all income and employment taxes on the salary and bonus payments (calculated assuming the named executive officer pays income tax at the highest marginal rate) and an excise tax gross up. Although certain assumptions are also made in calculating the excise tax gross up, if the Internal Revenue Service (or a court) determines that the excise tax gross up is insufficient to cover all excise taxes (or that it covered more than was due), the agreement provides that the surviving company after the change of control will pay any underpayment and that the named executive officer will return any overpayment (to the extent he or she received a refund if the overpayment had been paid to the IRS). These benefits would also be payable if the named executive officer terminated his or her employment for good reason (as defined in the agreement) within two years following a change of control or if the named executive officer voluntarily resigned (for any reason or no reason) during the one-month period commencing on the first anniversary of the change of control (in which case the named executive officer would be subject to certain non-competition and non-solicitation provisions for a period of one year). A change of control is generally deemed to have occurred under the agreements if (i) any person or group becomes the direct or indirect owner of 50% or more of the Company’s outstanding securities, (ii) the Company sells all or substantially all of its assets or the assets of Hibernia National Bank, (iii) a majority of the Company’s Board changes within a two-year period (except in certain cases), (iv) as a result of a merger or consolidation, more than 50% of the surviving corporation’s outstanding securities are no longer owned by former Company shareholders and less than a majority of the surviving corporation’s board were Company Board members or (v) the Company’s shareholders approve a plan of dissolution or liquidation.

Certain of the Company’s benefit plans also include provisions relating to a change of control (as defined above) which affect the benefits payable under the plans. Each of the Non-Qualified Deferred Compensation Plan, Supplemental Stock Compensation Plan and Non-Qualified Target Benefit Plan allows participants to opt out of the plan upon a change of control and receive 90% of the value of their accounts at that time. All of these benefit plans require that the Company’s obligations under the plans be assumed by any company that is a party to a merger in which the Company is not the surviving entity. Stock options and restricted stock awards granted under the Company’s Long-Term Incentive Plan vest immediately upon a change of control, and restricted stock awards become transferable upon a change of control; options granted under the Company’s 2003 Long-Term Incentive Compensation Plan also vest immediately upon a change of control, and restrictions on restricted stock awards under such Plan lapse immediately upon a change of control. Finally, the Company’s ESOP provides for immediate vesting upon a change of control (using a slightly different definition of change of control than described above).

The Company does not have any plan or agreement that provides for the continuation or payment of compensation to the named executive officers upon retirement except as provided above.

Compensation Committee Interlocks and Insider Participation

None of the members of the Executive Compensation Committee (all of whom are identified at the end of the Executive Compensation Committee Report which follows) was an officer or employee of the Company or any of its subsidiaries during 2004. None of these individuals is a former officer of the Company or any of its subsidiaries or has any other interlocking relationships as defined by the SEC.

Executive Compensation Committee Report

Background and Overall Policy

The following Executive Compensation Committee Report and the Stock Performance Graph following this Report do not constitute soliciting material and should not be deemed by any general statement incorporating by reference this proxy statement to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the Stock Performance Graph by reference therein.

The Company’s current compensation program was developed in 1992 and has been refined since that time in response to the Company’s operating results and to the overall market conditions affecting the Company’s peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years. During 2002, the Company reviewed its compensation program with the assistance of a third-party compensation consultant and, in January 2003, reaffirmed the program’s strategies and objectives. During 2003, the Company refined its program to establish more specific targets and guidelines for salaries and bonuses and to decrease the depth at which stock options are granted.

Competitive Market

Executive and senior management are recruited from a national labor market of other financial institutions. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. However, base salaries are not necessarily maintained at the same level as those at other companies. The CEO’s compensation is determined in part on an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is also used to measure the Company’s stock performance in the Stock Performance Graph that appears elsewhere in this proxy statement.

Middle management and professional staff are generally recruited from other financial institutions in the Southeastern and South-central United States, but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but generally emphasizes the experience level of the individual more than the size of the employing organization in this process.

Non-exempt and supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other financial institutions and similar positions (such as customer service positions) in local companies.

Base Salaries

Consistent with its objective to minimize fixed expenses, the Committee sets salaries for most executive and senior management employees of the Company at a lower rate than the midpoint of the market. This principle was applied in granting salary increases in 2004. Bonuses may be paid to attract new executive and senior managers to the Company, and these bonuses are considered when determining the overall compensation for those individuals.

During 2004, executive managers were paid at a rate that was an average of 15% below the market rate. Senior management salaries are set at a level that, during 2004, was an average of 11% below the relevant market rate. The Committee reviewed the salaries of executive management in the first quarter of 2005, and made appropriate adjustments for 2005. Adjustments were determined so as to maintain salaries generally at a level below the midpoint of the market rate and, within that framework, taking into account such factors as the nature of the position and the contribution, responsibilities, experience and performance of the individual.

Salaries for most other employees in the Company are set at or below the midpoint of a range of competitive rates and are managed so that the largest increases go to individuals who exhibit superior performance and whose pay is lowest relative to the market. Matters of internal equity are also considered. Total increases for this group are intended to be consistent with competitive trends within the applicable market.

Annual Cash Incentives

The Committee believes that incentives for executive managers must balance short-term and long-term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company’s 2003 Long-Term Incentive Compensation Plan. However, to reward and encourage short-term decisions that result in positive long-term performance, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not based upon the market price of the Company’s stock and therefore will not necessarily increase or decrease with the price of the Company’s stock. The factors affecting cash bonuses paid for 2004, in addition to individual performance, are discussed further below (see “Company Performance in 2004”).

Similarly, the Committee believes that cash incentives should reflect an appropriate balance between the results achieved by an individual and the Company’s overall results. In designing annual cash incentive plans, the Company has rewarded non-management employees based primarily on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based partly on an individual’s own performance, partly on the performance of his or her business unit and largely on the overall performance of the Company. Accordingly, some cash incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to executive management and senior management will be more closely related to the overall results achieved by the Company.

Annual cash incentive award opportunities are designed so that the award for target or planned performance, combined with base salary, will produce total cash compensation about equal to the market midpoint. Performance significantly exceeding planned objectives should produce total cash compensation between the midpoint and the 75th percentile.

The total and individual cash awards paid to executive and senior management are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, revenues, profitability, capital adequacy and similar factors. The distribution of the pool of funds among members of executive management is based upon the CEO’s assessment of the performance of each individual’s business unit as well as his or her individual performance. The CEO recommends specific awards for executive management based upon these factors. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards are approved by the CEO.

The Company maintains certain other cash incentive plans available to employees at all levels of the organization whose performance has a measurable impact on Company performance. These are primarily business-unit plans that reward sales and service efforts, with a significant portion devoted to retail sales as well as trust and brokerage referrals.

Company Performance in 2004.    The Company reported revenues of $1.2 billion (a 13% increase from 2003). Net income applicable to common shareholders in 2004 was $293.0 million, up 13% from $258.3 million in 2003. Non-interest expense growth was 13% in 2004. Earnings per common share were $1.90 (a 14% increase over 2003). The stock price at year end was $29.51 (a 26% increase over a year earlier). The Company’s leverage ratio was 7.51% at year-end 2004, compared to 8.65% at year-end 2003. The Company’s nonperforming asset and nonperforming loan ratios improved to 0.49% and 0.41%, respectively, at year-end 2004, compared to 0.53% and 0.43% a year earlier. Finally, reserves/loans were 1.45% at year-end 2004, compared to 1.66% at year-end 2003.

The Company’s performance in 2004 as compared to 2003 was also marked by a 22% increase in loans, a 23% increase in deposits, a 20% increase in assets and a 21% increase in cash dividends declared on the common stock.

Cash Incentives for 2004.    Based upon the performance of the Company and the executive managers during 2004, the Committee approved cash incentive awards totaling $1,723,500 for the nine members of executive management (including the CEO). Total awards for executive management include an award of $600,000 for Mr. Boydstun. This compares to total awards for 2003 to the nine members of executive management during 2003 of $1,513,900 (which included a bonus of $487,500 for Mr. Boydstun).

Based upon the performance of the Company and the senior managers during 2004, the Committee approved cash incentive awards totaling $6,049,926 to 128 members of senior management for 2004. This compares to total awards of $5,052,110 to 109 members of senior management for 2003.

Long-Term Incentives

Both the Long-Term Incentive Plan, which was approved by shareholders in 1992, and the 2003 Long-Term Incentive Compensation Plan, which was approved by shareholders in April 2003, allow the Committee to employ a variety of forms of stock-based incentives to accomplish its objectives. In 2004, the Committee made grants of stock options and awards of restricted stock under the Plan. The Plan also permits awards of common stock equivalent units, incentive stock options and stock options and restricted stock with performance objectives, none of which were awarded in 2004.

Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation for the Company’s executive and senior management is intentionally lower than market norms, long-term incentive grants should enable the Company to provide total remuneration (if the Company’s long-term performance is positive) comparable to the peer group for performance at target levels. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company’s stock increases over time (in the case of stock options and restricted stock awards subject to vesting and/or restrictions based on time of service) or if the Company meets or exceeds certain specified performance objectives (in the case of shares or options subject to vesting and/or restrictions based upon performance objectives).

During 2004, the Committee awarded stock options under the Plan covering an aggregate of 2,631,971 shares to 594 employees, of which options covering 450,000 shares (approximately 17% of the total) were to the current executive management group (including an option grant covering 130,000 shares to Mr. Boydstun).

The stock options granted in 2004 included an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

The Company made 20 grants of restricted stock under the Plan in 2004. Of the restricted stock grants issued under the Plan, some provided that the shares were issued on the date of grant, some provided that the shares were issued over a three-year period and some provided that the shares were issued over a five-year period. Awards under the Plan included 26,400 shares granted to 15 managers for retention purposes, 3,000 shares granted to two new managers as part of their hiring packages and 2,340 shares granted to three managers in recognition of their contribution to the merger with Coastal Bancorp, Inc. Those restricted stock awards provide the recipient with the right to vote the shares and receive dividends after issuance, but the shares may not be sold or transferred (except to exercise stock options) for the one-year period following issuance (or, if earlier, until the individual ceases to be employed by the Company or the Bank). The restricted stock grants issued under the Plan are subject to a one-year forfeiture period, during which the shares may not be transferred or encumbered and, if employment ceases for any reason other than death, Disability or Retirement (as defined in the Plan), the shares will be forfeited. The holder is entitled to vote the shares and to receive dividends on the shares during the forfeiture period.

Employee Stock Ownership Plan.    In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of the ESOP. The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of common stock for the ESOP. In 1998, the Board of Directors approved the purchase of an additional $15 million of the Company’s shares for the ESOP. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually at the discretion of the ESOP Administrator, if approved by the Executive Compensation Committee. As of December 31, 2004, the ESOP had purchased 3,874,869 shares of the common stock and had allocated 2,729,013 shares to employee accounts. Aggregate contributions to the ESOP during 2004 were $2,025,382. The terms of the ESOP provide that employees’ interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

Executive Stock Ownership Guidelines

Because the Committee believes in linking the interests of management and shareholders, in June 2004, it approved Executive Stock Ownership Guidelines for executive management and certain senior managers of the Company. The guidelines specify the number of shares (based upon the fair market value of the shares owned) the managers must accumulate and hold within three years (or five years for a newly-hired officer) of the later of the effective date of the guidelines or the date on which the guidelines become applicable to an individual. The ownership requirements are based on a multiple of base salary ranging from five times (for the President and CEO), to three times (for Executive Management Committee members), to two times (for non-Executive Management Committee members to whom the guidelines apply). Four of the named executive officers (including the President and Chief Executive Officer) already exceed their required ownership guidelines; the fifth named executive officer has another two years to reach his guidelines pursuant to the policy.

Compensation of the Chief Executive Officer

General

During 2004, Mr. Boydstun’s compensation was consistent with the principles of the Company’s overall compensation strategy. It included:

■	An annual salary that was lower than the median of the salaries provided to the CEOs of the Company’s 2004 peer group. Mr. Boydstun’s annual salary in 2004 was $675,000, which was 89% of the median of the peer group’s 2004 proxy-reported 2003 compensation. Assuming normal salary migration for peer CEOs, Mr. Boydstun’s salary would have been less than 83% of the median expected to be reported in 2005 proxy statements reflecting 2004 salaries.

■	Under the 2004 CEO Bonus Plan, Mr. Boydstun was eligible to receive an annual bonus not to exceed $1 million. For 2004, he received (in January 2005) a bonus of $600,000, which was slightly above the average bonus paid to peer CEOs in 2003.

■	In January 2004, Mr. Boydstun was awarded a stock option grant covering 130,000 shares, a level that was projected to be approximately 92% of the median value of options granted to peer CEOs in 2003, based on an estimated value of the grant.

Evaluation of Performance

In establishing Mr. Boydstun’s salary for 2004, the Committee considered, in addition to a review of the Company’s peer group salaries, its evaluation of Mr. Boydstun’s performance according to its policy relating to the evaluation of the CEO’s performance for purposes of compensation and related matters. This evaluation is performed annually.

The Committee considers quantitative (objective) and qualitative (subjective) criteria in the evaluation process. Quantitative factors include corporate performance goals, the achievement of which can be measured by financial performance results included in the Company’s annual report. The performance goals include earnings growth, asset quality and capital measures, as well as various other significant financial performance factors highlighted in the Company’s annual profit plan. Quantitative factors are measured against peer group performance and the Company’s annual profit plan objectives.

In the first quarter of 2004, the Committee formalized and approved the 2004 CEO Bonus Plan, which tied 70% of the CEO’s bonus potential by formula to the achievement of the earnings per share as set forth in the Company’s 2004 profit plan, provided that the Company maintained satisfactory soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio, both as compared to the Company’s peer group over a 12-month period. Based on its assessment of soundness, the Committee may reduce, but not increase, this portion of the bonus. This plan was similar to the 2003 CEO Bonus Plan. Both plans were designed to satisfy the requirements of Section 162(m) for making the compensation paid to the CEO under this portion of the plans deductible by the Company. However, because of uncertainties in the application and interpretation of Section 162(m), no assurance can be given (notwithstanding the Company’s efforts) that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

For purposes of the 2004 CEO bonus, the increase in EPS was measured by comparing EPS for 2004 to EPS as reported for 2003. A minimum increase as specified in the plan was required for the CEO to receive any portion of this bonus. The target amount to which the CEO was eligible for this portion of his bonus was 70% of an amount that was equal to 75% of his salary in effect at the end of 2004. The actual quantitative amount may be adjusted upward or downward from the target based on earnings per share results compared to the prior year.

The remaining 30% of the target was determined at the discretion of the Committee based upon subjective factors such as the CEO’s impact on the Corporation’s franchise value as well as other qualitative factors. The other qualitative factors include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. Financial and accounting controls, expense management and stock price for the year also may be considered. Under this qualitative portion of the bonus plan, the Committee may award more or less than the 30% target (subject to the requirement that the maximum bonus payable under the CEO Bonus Plan is $1 million).

2004 Performance and Awards

Based upon the Company’s performance in 2004 (as discussed above), and Mr. Boydstun’s individual performance, Mr. Boydstun was awarded an aggregate bonus of $600,000 for 2004, $425,250 of which was awarded under the quantitative portion of the Bonus Plan and $174,750 of which was awarded under the qualitative portion of the Bonus Plan. The Committee concluded that the Company had strong performance during 2004 and that Mr. Boydstun’s leadership, including his relationships with key constituents and his guidance in connection with the Texas de novo expansion strategy and the successful completion of the acquisition of Coastal Bancorp, Inc., had a positive impact on the franchise value of the Company. The progress made during 2004 toward the achievement of the mission statement developed during 2003, has given the Company a clear direction for the future. The Committee believes that in view of these factors, the bonus level granted was appropriate.

In January 2004, Mr. Boydstun was granted options to purchase 130,000 shares of stock on the same terms and conditions as the other options granted under the 2003 Long-Term Incentive Compensation Plan.

The Committee also reviewed perquisites and other compensation paid to Mr. Boydstun for fiscal year 2004 and determined these amounts to be reasonable.

2005 Salary and Awards

The Committee established Mr. Boydstun’s salary for 2005 as President and CEO at $700,000. This amount was established based upon the Committee’s evaluation of Mr. Boydstun’s performance and a review of peer group salaries as discussed above (considering, among other things with respect to such peer group information, the various sizes of such institutions).

In January 2005, Mr. Boydstun was granted options to purchase 130,000 shares of stock on the same terms and conditions as the other options granted under the 2003 Long-Term Incentive Compensation Plan.

Section 162(m) Policy

Generally, the Committee has determined to analyze the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (and regulations promulgated thereunder, as amended), on the Company in the light of all of the relevant factors and to maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company’s ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

The Committee will periodically monitor the Company’s compensation programs, the levels of compensation to various executives and the impact of Section 162(m) on the Company. Although the Committee expects to maintain a bonus plan for the CEO that is “performance-based” under the regulations with respect to a portion of the CEO’s bonus opportunity, given the uncertainties of Section 162(m), there can be no assurance that this will be the case, and, in any event, the Committee reserves the authority to award non-deductible compensation.

Submitted by the Executive Compensation Committee of the Company’s Board of Directors.

February 23, 2005

Elton R. King, Chairman

Paul Candies

Ray B. Nesbitt

William C. O’Malley

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock for the Company’s last five fiscal years to the Company’s peer group of 19 other regional bank holding companies and to its prior peer group (as described below) and to the S&P 500 Index. The companies included in the Company’s peer group as of December 31, 2004 have assets of between $4.5 billion and $50 billion. The graph assumes that the value of the investment in the Company’s common stock, the peer groups and the index was $100 at December 31, 1999, and that all dividends were reinvested. The bank holding companies included in the peer group established by the Company in 2004 (the “Current Peer Group”) are AmSouth Bancorporation (Birmingham, Alabama); Associated Banc-Corp (Green Bay, Wisconsin); BancorpSouth, Inc. (Tupelo, Mississippi); Banknorth Group, Inc. (Portland, Maine); BOK Financial Corporation (Tulsa, Oklahoma); The Colonial BancGroup, Inc. (Montgomery, Alabama); Commerce Bancorp, Inc. (Cherry Hill, New Jersey); Commerce Bancshares, Inc. (Kansas City, Missouri); Compass Bancshares, Inc. (Birmingham, Alabama); Cullen/Frost Bankers, Inc. (San Antonio, Texas); First Horizon National Corporation (Memphis, Tennessee); Hancock Holding Company (Gulfport, Mississippi); Huntington Bancshares Incorporated (Columbus, Ohio); Marshall & Ilsley Corporation (Milwaukee, Wisconsin); Mercantile Bankshares Corporation (Baltimore, Maryland); Synovus Financial Corp. (Columbus, Georgia); Trustmark Corporation (Jackson, Mississippi); Whitney Holding Corporation (New Orleans, Louisiana); and Zions Bancorporation (Salt Lake City, Utah).

The Current Peer Group is slightly different from the peer group used for the stock performance graph that appeared in the Company’s 2004 proxy statement (the “Prior Peer Group”), largely as a result of mergers in which certain members of Hibernia’s Prior Peer Group were involved. National Commercial Financial Corporation (Memphis, Tennessee) and SouthTrust Corporation (Birmingham, Alabama) were parties to mergers with companies that were larger than those in Hibernia’s peer group asset size range. The merger of Union Planters Corporation (Memphis, Tennessee) into Regions Financial Corporation (Birmingham, Alabama) resulted in a company that is larger than those in Hibernia’s peer group asset size range. Finally, First Citizens BancShares, Inc. (Raleigh, North Carolina) was replaced in the Company’s peer group because its reporting schedule was on a different time frame from that of the Company’s. Information for the Prior Peer Group, excluding in the fifth year only the five companies that were removed from the Prior Peer Group, as well as information for the Current Peer Group, is reflected in the graph below.

The five new members that were added to the Current Peer Group in 2004 to replace the five Prior Peer Group companies mentioned above were Associated Banc-Corp (Green Bay, Wisconsin), Banknorth Group, Inc. (Portland, Maine), Commerce Bancorp, Inc. (Cherry Hill, New Jersey), Marshall & Ilsley Corporation (Milwaukee, Wisconsin) and Mercantile Bankshares Corporation (Baltimore, Maryland).

Comparison of Five-Year Cumulative Total Return

of Hibernia Corporation, Peer Groups and S&P 500 Index

Company/Index	12-31-00	12-31-01	12-31-02	12-31-03	12-31-04

Hibernia Corporation	$125.55	$181.03	$201.72	$254.08	$328.82

Current Peer Group	112.10	130.15	134.13	180.58	211.28

Prior Peer Group	111.95	130.47	134.85	175.53	197.26

S&P 500 Index	90.89	80.14	62.45	80.30	88.62

PROPOSAL NO. 1

ELECTION OF DIRECTORS

You are being asked to elect four individuals as directors. These individuals, if they are elected by the shareholders, will serve as directors of the Company until the 2008 annual meeting of shareholders and until their respective successors have been duly elected and qualified, unless they are required to retire earlier pursuant to the mandatory retirement provisions of the Company’s By-Laws, as described below.

The Board of Directors has fixed the number of directors at 12. The Board is divided into three approximately equal classes with terms expiring in successive years. Because term limits may make unavailable to the Company directors who have developed experience with and insight into the Company and its needs over time, the Company has not set term limits; however, the mandatory retirement provisions described below place some limits on the length of time a director may serve.

The individuals who have been nominated for election at the annual meeting are listed below under the caption “Directors Nominated to Serve Until the 2008 Annual Meeting.” Each nominee is currently a director of the Company elected by the shareholders at previous annual meetings. The Board Governance Committee recommended these individuals for nomination.

If any nominee for election as a director is unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees that the Board of Directors may nominate. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

The information included below also contains biographical and other data concerning directors whose terms of office continue after the 2005 annual meeting.

A director who has attained the age of 72 generally is required by the By-Laws to retire at the next annual meeting of shareholders. Under certain circumstances, the Board of Directors may permit a director to remain in office beyond that time and until expiration of the director’s term. Messrs. Lassen and Nesbitt will reach age 72 during their terms of office.

Directors Nominated to Serve Until the 2008 Annual Meeting

Paul Candies, age 64, is President and Chief Operating Officer of Otto Candies, L.L.C., a marine transportation and offshore services company headquartered in Des Allemands, Louisiana. Mr. Candies joined the Company’s Board in 2002.

Sidney W. Lassen, age 70, is the Vice Chairman of the Board of Hibernia Corporation and Hibernia National Bank. He is also the Chairman of the Board and Chief Executive Officer of Sizeler Property Investors, Inc., a public company qualified as a Real Estate Investment Trust, and Chairman of Sizeler Realty Co., Inc. Mr. Lassen has served as a director of the Company since 1985. He also currently serves as a non-voting, non-compensated advisory director to Hibernia Southcoast Capital, Inc., a subsidiary of Hibernia Corporation.

Janee “Gee” Mercadel-Tucker, age 58, is the President and Chief Operating Officer of Tucker and Associates, Inc., a management consulting firm, and President, Chief Executive Officer and Chief Operating Officer of Tucker Investments, Inc., a real estate investment and management consulting organization, both headquartered in New Orleans. Ms. Mercadel-Tucker joined the Company’s Board in 1995.

Ray B. Nesbitt, age 71, is the retired President of Exxon Chemical Company in Houston, Texas, and served as a director of the Federal Reserve Bank of Dallas – Houston Branch from January 1997 to December 2002. Mr. Nesbitt is also a director of Cleco Corporation. Mr. Nesbitt joined the Board of the Company in 1999.

Directors Whose Terms Continue After the 2005 Annual Meeting

Directors Whose Terms Continue Until the 2006 Annual Meeting

J. Herbert Boydstun, age 58, is President and Chief Executive Officer of Hibernia Corporation and Hibernia National Bank, positions that he has held since December 2000.

Mr. Boydstun formerly served as Chief Community Banking Executive of Hibernia Corporation and Hibernia National Bank from June through December 2000 and as Chairman of the Southwest Region prior to that. Mr. Boydstun has been a director of the Company since 1994.

Dick H. Hearin, age 70, formerly served as the Managing Partner of Hearin Properties, which engages in real estate investments and is headquartered in Baton Rouge, Louisiana. Mr. Hearin has served on the Company’s Board since 1986.

William C. O’Malley, age 68, is the retired Chairman of the Board of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company headquartered in New Orleans. Prior to April 2002, he also served as Chief Executive Officer of Tidewater Inc. Mr. O’Malley is a director of Tidewater Inc. He joined the Company’s Board in 1995.

Robert T. Ratcliff, age 62, is the President and Chief Executive Officer of Ratcliff Construction Company, LLC, a commercial and industrial construction company headquartered in Alexandria, Louisiana. Mr. Ratcliff is also a director of Cleco Corporation. Mr. Ratcliff joined the Board of the Company in 1994.

Directors Whose Terms Continue Until the 2007 Annual Meeting

E. R. “Bo” Campbell, age 64, is the Chairman of the Board of Hibernia Corporation and Hibernia National Bank. Mr. Campbell is also the Chairman of Campbell Companies. He is active in oil and gas and land and timber investments. Mr. Campbell has been a director of the Company since 1994.

Richard W. Freeman, Jr., age 66, has served as a member of the Company’s Board since 1981. Mr. Freeman is the proprietor of the Oak Hill Ranch, which engages in livestock ranching.

Randall E. Howard, age 57, serves as President, Commercial Banking, of Hibernia Corporation and Hibernia National Bank and has been a director of the Company since 2000. Mr. Howard formerly served as President of ArgentBank (Thibodaux, Louisiana), which the Company acquired by merger in 1998.

Elton R. King, age 58, has served as a member of the Company’s Board since 1994. From June 2001 to August 2002, he was President, Chief Executive Officer and a director of Visual Networks Inc., a network performance management solutions company headquartered in Rockville, Maryland. He is also the retired Group President – Network & Carrier Services and a retired director of BellSouth Telecommunications, Inc., a public utility headquartered in Atlanta, Georgia. Mr. King also serves as a director of Cleco Corporation.

Vote Required and Recommendation

A plurality vote is required for the election of directors. The four nominees who receive the most votes will be elected as directors.

The Board of Directors recommends that you vote “FOR” election of the four nominees listed above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Shareholders of the Company are being asked to ratify the Company’s appointment of Ernst & Young LLP as its independent auditors for 2005, as described below.

The firm of Ernst & Young LLP, certified public accountants, served as the Company’s independent auditors for the year 2004. The Audit Committee has appointed Ernst & Young LLP as independent auditors for the Company for the year 2005, and the Board has approved that appointment. Although the appointment of independent auditors does not require approval by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Audit Committee, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed by any general statement incorporating by reference this proxy statement to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the Company’s financial accounting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with management the Company’s disclosure control process and internal control over financial reporting, as well as the Company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence

Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors.

February 23, 2005

William C. O’Malley, Chairman

Richard W. Freeman, Jr.

Dick H. Hearin

Elton R. King

Sidney W. Lassen

Auditor Fees

The following table sets forth the aggregate fees billed (including out-of-pocket expenses) for services rendered in or for the last two fiscal years by the Company’s independent auditor:

	2004	2003
Audit Fees	$824,250	$455,500
Audit-Related Fees*	108,215	74,950
Tax Fees	—	—
All Other Fees	—	—

TOTAL	$932,465	$530,450

*	Audit-related fees relate primarily to fees for SAS 70 reporting for the Company’s trust and asset management area and audits of employee benefit plans.

The services provided in connection with the fees listed above were pre-approved by the Audit Committee pursuant to the policies regarding pre-approval of the services of the Company’s independent auditors that were in place during 2003 and 2004. The policy in place during 2003 was described in the Company’s 2004 proxy statement, and the policy that was in place during 2004 was included in the Company’s 2004 proxy statement. Those policies provided for pre-approval by the Committee of all services performed by the independent auditor. The policies allowed delegation (to the Chairman of the Committee in 2003 and to one or more Committee members in 2004) of pre-approval authority with respect to permitted services, provided that any such pre-approval is reported to the Committee at its next meeting. In 2004, the Committee authorized its Chairman to exercise such pre-approval authority. A copy of the Company’s current pre-approval policy is attached to this proxy statement as Appendix C.

Vote Required and Recommendation

An affirmative vote by the holders of a majority of the votes cast at the annual meeting is required for the ratification of the appointment of independent auditors.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as independent auditors.

SOLICITATION OF PROXIES

The Board of Directors of the Company is soliciting the proxy that accompanies this proxy statement. The cost of soliciting proxies in the form accompanying this proxy statement will be borne by the Company. Directors, officers and employees of the Company or its subsidiaries may, but without compensation other than their regular compensation, solicit proxies by telephone, mail, courier, facsimile or other electronic communication or in person. In addition, the Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies. The fee of Mellon Investor Services LLC for proxy solicitation is estimated not to exceed $6,000 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals to be considered at the 2006 annual meeting of shareholders if they do so in accordance with applicable regulations of the SEC and the Company’s By-Laws. Any shareholder proposals must be submitted to the Secretary of the Company at the Company’s principal executive office no later than November 15, 2005, in order to be considered for inclusion in the Company’s 2006 proxy materials. Under the shareholder proposals section of the Company’s By-Laws, a shareholder proposal or nomination will be considered untimely with respect to the 2006 annual meeting if received by the Company after November 15, 2005.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented at the annual meeting other than those described above. However, if other matters are properly brought before the meeting or any adjournment or postponement of the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxy in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

ANNUAL REPORT

The Annual Report to security holders containing financial statements for the Company’s 2004 fiscal year has been furnished to shareholders prior to or with this proxy statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

The Company’s Form 10-K Annual Report for 2004 as filed with the SEC is available on the Company’s website at www.hibernia.com. In addition, upon written request by a shareholder, the Company will provide without charge a copy of the Company’s Form 10-K Annual Report for 2004, including the Annual Report to security holders (but not including exhibits), as filed with the SEC. Requests for copies should be addressed to Susan Klein, Assistant Secretary, Hibernia Corporation,
P. O. Box 61540, New Orleans, LA 70161. Requests for copies of the Company’s Corporate Governance Guidelines, any of its codes of ethics or the charters of the Audit, Board Governance or Executive Compensation Committees may also be addressed to Ms. Klein.

By Order of the Board of Directors,

Cathy E. Chessin

Secretary

New Orleans, Louisiana

March 15, 2005

APPENDIX A

DIRECTOR INDEPENDENCE GUIDELINES

The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with Hibernia, either directly or as a partner, shareholder or officer of an organization that has a relationship with Hibernia. (References to “Hibernia” for this purpose mean Hibernia Corporation and any subsidiary in a consolidated group with Hibernia Corporation.) The following guidelines will be followed in making determinations about independence:

A director who is, or has been within the last three years, an employee of Hibernia, or whose immediate family member is, or has been within the last three years, an executive officer of Hibernia, may not be deemed independent. (Employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment.)

A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Hibernia, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. (Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer and compensation received by an immediate family member for service as a non-executive officer employee of Hibernia will not be considered in determining independence under this test.)

(A) A director who is, or whose immediate family member is, a current partner of a firm that is Hibernia’s internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Hibernia’s audit within that time, may not be deemed independent.

A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Hibernia’s present executive officers at the same time serves or served on that company’s compensation committee, may not be deemed independent.

A director who is a current employee, or whose immediate family member is a current executive officer, of a company (other than a tax exempt organization) that has made payments to, or received payments from, Hibernia for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, may not be deemed independent. (The board will consider the materiality of any contributions to a tax exempt organization that would fall under this test if made to a company other than a tax exempt organization.)

A-1

Transactions between Hibernia and a director, either directly or as a partner, shareholder or officer of another organization, that do not fall under any of the tests listed above and that meet the following criteria will not be considered to be material relationships for purposes of determining whether a director is independent: (A) The transaction was in the ordinary course of business of Hibernia, (B) the transaction was on substantially the same terms (including, if applicable, interest rates and collateral) as those prevailing at the time for comparable transactions by Hibernia with non-affiliated persons and (C) if such transaction involved an extension of credit, Hibernia followed credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions by Hibernia with non-affiliated persons, the extension of credit was made in compliance with applicable law (including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(i) of the Securities Exchange Act of 1934) and the extension of credit does not involve more than the normal risk of repayment or present other unfavorable features and is not on non-accrual status.

A-2

APPENDIX B

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the system of internal controls, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the compliance by the Company with legal and regulatory requirements, and (6) compliance with the codes of conduct.

The Committee shall, in addition to the performance of the duties described in this charter, undertake such additional duties as from time to time may be:

(a)	delegated to it by the Board;

(b)	required by law or under New York Stock Exchange rules; or

(c)	deemed desirable, in the Committee’s discretion, in connection with its functions described in this charter.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

The Committee shall ensure inclusion of its then-current charter in the proxy statement for the Company’s annual meetings of shareholders, at least once every three years in accordance with regulations of the Commission.

Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall meet the independence and financial experience requirements of the New York Stock Exchange listing requirements, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission and any other legal requirements as may from time to time be in effect. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee and the Chairman of the Committee shall be appointed by the full Board on the recommendation of the Board Governance Committee. Audit Committee members may be replaced and vacancies may be filled by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically, and at least annually, with management, the EVP of Risk Management, the General Auditor (at least quarterly), the Corporate Counsel, and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to Board and/or shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve (subject, if applicable, to Board ratification) all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services. However, the decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (1) the independent auditor for the purpose of rendering or issuing an audit report, and (2) any advisors employed by the Audit Committee.

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Company shall have unrestricted access to members of management and other employees of the Company, as well as all information relevant to the carrying out of its responsibilities.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall establish a process for annually reviewing the Audit Committee’s own performance.

The Audit Committee shall, to the extent it deems necessary or appropriate, perform the following:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis (the MD&A section), and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management the Company’s quarterly financial statements prior to the filing of its Form 10-Q and if necessary, the independent auditor, including the results of the independent auditor’s review of the quarterly financial statements. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members to fulfill this responsibility on a “pre-filing” basis (see item 4. for additional “post-filing” Form 10-Q review and discussion).

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be held in a general manner (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. With respect to significant disagreements, the Audit Committee should evaluate management’s response to any such disagreements.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit. Review and evaluate the performance of the independent auditor team, particularly the engagement partner.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

14.	Review the appointment and replacement of the General Auditor. Discuss with senior management, at least annually, the performance of the General Auditor.

15.	Review all significant issues arising in audit reports to management prepared by the internal auditing department. Evaluate the quality of management’s responses (and associated actions) to those significant issues.

16.	Discuss with the General Auditor the conduct of the internal audit program, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant unresolved disagreements with management, and compliance with the Institute of Internal Auditors’ International Standards for the Professional Practice of Internal Auditing.

17.	Discuss with the independent auditor and management the internal audit department’s responsibilities, charter, budget and staffing, and any recommended changes in the planned scope of the internal audit program.

Compliance Oversight Responsibilities

18.	Obtain from the EVP-Risk Management or General Auditor assurance that no report to management has been made pursuant to Section 10A(b) of the Exchange Act.

19.	Periodically, and at least annually, obtain reports from the Company’s EVP-Risk Management, General Auditor, and independent auditor that the Company and its subsidiaries are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Discuss with the EVP-Risk Management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22.	Discuss with the Chief Financial Officer and the Corporate Counsel legal matters that could be expected to have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX C

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I. Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from Hibernia Corporation (the “Company”). To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client and addressing the audit committee’s administration of the engagement of the independent auditor.

As set forth in this Policy, unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. A proposed service that has received general pre-approval at an estimated fee that is expected to exceed that estimated fee by more than 10% will require specific pre-approval by the Audit Committee.

In granting pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit and Audit-related services and the total amount of fees for certain permissible non-audit services classified as tax or other services.

The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise.

This policy incorporates the provisions of Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

As provided in the Act and the SEC’s rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

III. Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting (FDICIA) and reporting on internal controls in accordance with Section 404 of the Act. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities not classified as “Audit services”;

financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Audit Committee believes it may grant pre-approval to those Tax services that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the CFO or counsel to determine that the tax planning and reporting positions are consistent with this policy.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Procedures

All requests or applications for services to be provided by the independent auditor will be submitted to the Controller and must include a detailed description of the services to be rendered. The Controller will determine whether such services are included within the list of services that have received the pre-approval of the Audit Committee. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the General Auditor to audit the reporting of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The General Auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the General Auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to the attention of the General Auditor or any member of management.

The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the auditing of the reporting of the independent auditor’s services.

VIII. Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1, and discussing with the independent auditor its methods and procedures for ensuring independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment advisor or investment banking services

•	Legal services

•	Expert services unrelated to the audit.

PROXY **PROXY**

HIBERNIA CORPORATION

P. O. Box 61540, New Orleans, Louisiana 70161

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 20, 2005

The undersigned hereby appoints Cathy E. Chessin, Randolf F. Kassmeier and Susan Klein, and each of them (each with full power to act alone and with power of substitution), proxies for the undersigned to vote all shares of Hibernia Corporation (the "Company") common stock that the undersigned is entitled to vote at the 2005 Annual Meeting of Shareholders of the Company, and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the Company's notice of annual meeting and proxy statement.

If the undersigned has voting rights with respect to shares of Company common stock under the Company's Retirement Security Plan and/or Employee Stock Ownership Plan (the "Plans"), then the undersigned hereby directs the trustee of the Plans to vote the shares allocated to the undersigned's accounts under the Plans on all matters coming before the Annual Meeting, and at any adjournments or postponements thereof, in accordance with the instructions given herein (or if no instructions are given, as described in the following paragraph).

This proxy, when properly executed, will be voted as specified by the undersigned in the manner directed on the reverse side. If this proxy is properly executed, but no direction is specified on the reverse, this proxy will be voted as to all shares of the undersigned "FOR" the nominees named in Proposal 1 (including any substitute nominee), "FOR" Proposal 2 and according to the discretion of the proxy holders on any other matters that may properly come before the 2005 Annual Meeting, or any adjournments or postponements thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Hibernia Corporation account online.

Access your Hibernia Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Hibernia Corporation, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

Proposal 1: TO ELECT DIRECTORS

01 Paul Candies
02 Sidney W. Lassen
03 Janee "Gee" Mercadel-Tucker
04 Ray B. Nesbitt

FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT AS DESIGNATED ☐

INSTRUCTION: To withhold authority selectively to vote for any individual nominee(s), mark "For All Except as Designated" and strike a line through the name(s) of the nominee(s) above for whom authority is withheld.

FOR ☐ AGAINST ☐ ABSTAIN ☐

IN YOUR DISCRETION FOR ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby revokes all proxies heretofore given in connection with the 2005 Annual Meeting.

Choose **MLink**℠ for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature ____________ **Signature** ____________ **Date** ________, **2005**

NOTE: Please sign exactly as name(s) appear(s) above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/hib Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	**1-866-540-5760** Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.hibernia.com/annual_meeting

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Hibernia Corporation will be held at the Pan American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:00 a.m., local time, on Wednesday, April 20, 2005.

Shareholders of record at the close of business on February 25, 2005, are entitled to notice of the annual meeting and to vote at the meeting or any adjournments or postponements thereof.

NOTICE TO SHAREHOLDERS

WHO HAVE CONSENTED TO ELECTRONIC DELIVERY

Enclosed is a proxy card for Hibernia Corporation’s 2005 annual meeting of shareholders. Because you have consented to receive annual meeting materials electronically through the Internet, we have not enclosed a printed copy of the proxy statement or annual report. This information is available to you through the following Internet site:

www.hibernia.com/annual_meeting

You may still receive printed copies upon request as described below, and you may revoke your consent to electronic delivery at any time. To revoke your consent, just go to the following Internet site and follow the instructions:

www.melloninvestor.com/isd

You may vote your shares by Internet or telephone, or you may sign and return the proxy card in the enclosed envelope. The instructions for each of these methods are attached to the proxy card. Your vote over the Internet or by telephone authorizes the named proxies in the same manner as if you returned your proxy card. If you vote by Internet or telephone, therefore, there is no need to mail your proxy card.

Thank you for helping Hibernia save money in printing and postage costs.

To request a printed copy of the proxy statement, annual report or both, contact:

Susan Klein

Assistant Secretary

Hibernia Corporation

P. O. Box 61540

New Orleans, LA 70161

E-mail address: sklein@hibernia.com